UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 30, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On September 30, 2008, Residential Capital, LLC (“ResCap”) completed the sale of certain of its model home assets to MHPool Holdings LLC, an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), for cash consideration consisting of approximately $80 million, subject to certain adjustments, primarily relating to the sales of homes in the ordinary course since June 30th, resulting in a net purchase price from MHPool Holdings of approximately $59 million. The purchase price is subject to further post-closing adjustments that are not expected to be material. The sale was completed following an auction process in which ResCap sought to sell the model home assets, among other assets. Five bidders, other than MHPool Holdings LLC, submitted bids in the auction. The model home assets included in the sale were part of the primary collateral securing the senior secured credit facility with GMAC and the notes outstanding, but the proceeds of the sale are subject to certain exceptions from the asset sale covenant under the indentures governing the notes. The purchase agreement for the sale contains representations, covenants and indemnities that are customary in similar types of transactions.
The sale, together with two previous transactions entered into between ResCap and Cerberus, satisfies the previously announced commitment by Cerberus to purchase assets from ResCap for net cash proceeds of $300 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: October 6, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer